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                                                                    EXHIBIT 3.10

                          CERTIFICATE OF INCORPORATION
                                       OF
                         WI ULTRACORP OF FLORIDA, INC.

     The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the "Delaware General Corporation Law"), hereby certifies that:

     FIRST: The name of the Corporation is WI ULTRACORP OF FLORIDA, INC. (the "Corporation").

     SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, State of Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

     FOURTH: The authorized capital of the Corporation shall consist of Ten Thousand (10,000) shares of Common Stock, par value One Cent ($.01) per share, amounting in the aggregate to One Hundred Dollars ($100.00).

     FIFTH: The name and mailing address of the sole incorporator is Brian L. Belt, and his address is 1500 Miami Center, 201 South Biscayne Boulevard, Miami, Florida 33131.

     SIXTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duly of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or
(iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article Sixth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation this 6 day of December, 2000.


                                        /s/ BRIAN L. BELT
                                        -------------------------------
                                        Brian L. Belt, Incorporator